Exhibit 99.1

Vanda Pharmaceuticals Inc. Proposes Public Offering of Common Stock

WASHINGTON, August 6, 2013 /PRNewswire/ – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Vanda also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by Vanda, with net proceeds to be used for sales and marketing expenditures which may include commercial launch activities for tasimelteon for the treatment of Non-24-Hour Disorder following the receipt of regulatory approval, if any, research and development activities and other general corporate purposes.

Lazard Capital Markets LLC and Piper Jaffray & Co. are acting as the joint book-running managers of the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on February 11, 2011. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970 or the offices of Piper Jaffray & Co., by mail at 800 Nicollet Mall, Suite 1000, Minneapolis, MN 55402, or by telephone at (800) 747-3924 or by e-mail at prospectus@pjc.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more information on Vanda, please visit www.vandapharma.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect Vanda’s future operating results and financial position. Such statements, including, but not limited to, those regarding statements about Vanda’s expectations regarding its fundraising efforts, including the closing of the public offering and the underwriter’s exercise of its over-allotment option, involve known and unknown risks that relate to Vanda’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause Vanda’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of Vanda’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and Vanda assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

Company Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Laney Landsman

Assistant Vice President

Makovsky

(212) 508-9643

llandsman@makovsky.com